Filed Pursuant to Rule 424(b)(3)

Registration No. 333-215288

PROSPECTUS SUPPLEMENT NO. 2

(to Prospectus dated May 9, 2017)

Vistra Energy Corp.

168,779,076 Shares of Common Stock

This prospectus supplement supplements the prospectus dated May 9, 2017 (as supplemented to date, the Prospectus), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-215288). This prospectus supplement is being filed to update and supplement the information in the Prospectus with information contained in Item 5.02 in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 18, 2017 (the Current Report). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate solely to 168,779,076 shares of Vistra Energy Corp. common stock, par value $.01 per share, which we refer to as our common stock or the Vistra Energy common stock, which may be offered for resale from time to time by the stockholders named under the heading “Principal and Selling Stockholders” in the Prospectus, whom we refer to as the selling stockholders. The shares of our common stock offered under the Prospectus, as supplemented by this prospectus supplement, may be resold by the selling stockholders at fixed prices, prevailing market prices at the times of sale, prices related to such prevailing market prices, varying prices determined at the times of sale or negotiated prices and, accordingly, we cannot determine the price or prices at which shares of our common stock may be resold. The shares of our common stock offered by the Prospectus and this prospectus supplement may be resold by the selling stockholders directly to investors or to or through underwriters, dealers or other agents, as described in more detail in the Prospectus. For more information, see the section entitled “Plan of Distribution” in the Prospectus. We do not know if, when or in what amounts a selling stockholder may offer shares of our common stock for resale. The selling stockholders may resell all, some or none of the shares of our common stock offered by the Prospectus, as supplemented by this prospectus supplement, in one or multiple transactions.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “VST.” On May 18, 2017, the closing sales price of our common stock as reported on the NYSE was $14.80 per share.

Investing in our common stock involves risks. Before making a decision to invest in our common stock, you should carefully consider the information referred to under the heading “Risk Factors” beginning on page 21 of the Prospectus.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 19, 2017.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2017

VISTRA ENERGY CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38086	36-4833255
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1601 Bryan Street Dallas, Texas	75201
(Address of principal executive offices)	(Zip Code)

(214) 812-4600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.l4a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)    On May 15, 2017, upon the recommendation of the Nominating and Governance Committee of the Board of Directors (the Board) of Vistra Energy Corp. (the Company), and in accordance with the Company’s bylaws, the Board elected Brian K. Ferraioli to the Board, effective immediately. Mr. Ferraioli is filling the vacancy on the Board that exists following the resignation of Michael Liebelson as a Class II director effective February 1, 2017. Mr. Ferraioli will serve as a Class II director of the Board until the expiration of his term on the date of the Company’s annual meeting of stockholders in 2018 and until his successor is elected and qualified. Additionally, upon the recommendation of the Nominating and Governance Committee, the Board approved the appointment of Mr. Ferraioli as Chair of the Audit Committee of the Board, effective May 19, 2017.

Mr. Ferraioli most recently was executive vice president and chief financial officer of KBR, Inc. where he was responsible for financial affairs, investor relations, internal audit and information technology. Between 2007 and 2013, Mr. Ferraioli was executive vice president and chief financial officer of The Shaw Group Inc. Prior to this, Mr. Ferraioli was vice president and corporate controller of Foster Wheeler AG. In addition to the Board, Mr. Ferraioli currently serves on the board of directors of Babcock & Wilcox Enterprises.

There are no arrangements or understandings between Mr. Ferraioli and any other person pursuant to which Mr. Ferraioli was selected as a director of the Company. There are no related person transactions (within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission) between Mr. Ferraioli and the Company. In connection with Mr. Ferraioli’s service as a member of the Board and as Chair of the Audit Committee of the Board, he received a grant of 6,357 restricted stock units on May 16, 2017, and will also receive an annual cash retainer of $115,000. In addition to this compensation, Mr. Ferraioli will enter into the Company’s standard form of indemnification agreement with directors, a copy of which is filed as Exhibit 10.26 to Amendment No. 3 to the Company’s Registration Statement on Form S-1 (Registration No. 333-215288), filed with the Securities and Exchange Commission on May 1, 2017, and which is incorporated herein by reference.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On May 16, 2017, at the Company’s 2017 Annual Meeting of Stockholders, the Company’s stockholders approved the three proposals listed below. The final voting results regarding each proposal are set forth in the following tables.

1. The election of two Class I directors to serve for a three year term and until their respective successors are duly elected and qualify:

Director Name	For	Withheld	Broker Non-Votes
	(number of shares)

Gavin R. Baiera	375,370,888	6,042,323	123,628

Curtis A. Morgan	379,992,589	1,420,622	123,628

As a result, each of the nominees was elected.

2. The advisory approval of named executive officer compensation.

Number of Shares

For	371,095,559

Against	222,858

Abstain	10,094,794

Broker Non-Votes	123,628

As a result, the compensation of the named executive officers was approved on an advisory basis.

3. The ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

Number of Shares

For	380,654,797

Against	9,800

Abstain	872,242

As a result, the Company’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 was ratified.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Vistra Energy Corp.

Dated: May 18, 2017	/s/ Cecily Small Gooch
	Name:	Cecily Small Gooch
	Title:	Senior Vice President, Associate General Counsel, Chief Compliance Officer and Corporate Secretary